Exhibit 7.7

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144(K) UNDER SUCH ACT.

MULTIPLE ADVANCE REVOLVING

PROMISSORY NOTE

$60,000,000.00	January 1, 2022

FOR VALUE RECEIVED, Ernest C Garcia III Multi-Generational Trust III (“Borrower”), hereby promises to pay to the order of Ernest C Garcia II, a resident of Texas (“Lender”), the principal sum of Sixty Million Dollars ($60,000,000.00) or so much thereof as may be advanced from time to time (“Principal”), and interest thereon at a fixed rate per annum described herein (“Interest”), all in United States currency. All payments under this Promissory Note shall be made to Lender at 100 Crescent Court, Suite 1100, Dallas, TX 75201 or at such other address as Lender may designate from time to time.

1. Loan. This Promissory Note evidences a multiple advance revolving line of credit loan extended by Lender to Borrower (the “Loan”).

2. Loan Advances. The Loan is a multiple advance loan. Advances may be made in amounts and at times requested by Borrower not less than five days prior to the date of the advance. The total of all advances shall not exceed $60,000,000.00) without Lender’s express written consent, which consent may be granted or denied in Lender’s sole discretion. All Advances shall be included in the Principal. The Loan is a revolving loan and Principal borrowed and repaid to Lender during the term of the Loan may be reborrowed during the term of the Loan, but not thereafter. The term of the Loan shall expire on December 1, 2031 (the “Maturity Date”). The Maturity Date may be extended only with the written consent of Lender and Borrower.

3. Interest. Interest shall accrue on Principal amounts advanced and outstanding at a per annum rate equal to the Applicable Federal Rate as of the date hereof, which rate is one and three-tenths percent (1.30%) (“Interest Rate”). Interest shall be computed on a per annum basis of a year of 365 days and for the actual number of days elapsed.

4. Payments. This Promissory Note shall be payable in annual installments of Interest only. On the last day of each calendar year, Borrower shall pay all accrued and unpaid Interest by either (a) payment to Lender or (b) advance of the Loan in the amount of all accrued and unpaid Interest. If on the last day of a calendar year Lender does not receive payment of Interest, then on the next day Lender, at Lender’s option, may make an advance in the amount of all accrued and unpaid Interest and such advance shall be added to the Principal. If the due date of any payment is on a day other than a business day, such payment shall be due and made on the next succeeding business day but such extension of time for payment shall not constitute a waiver of any Interest. All Principal and all accrued and unpaid Interest shall be due and payable no later than the Maturity Date. Principal may be prepaid at any time. In the event any payment becoming due hereunder is not made in full within 10 days after receipt of notice from Lender that such payment is late, then without prejudice to any other remedy available to the Lender, Borrower shall immediately pay to Lender a charge of five percent of the amount due and not paid to compensate Lender for the delay and inconvenience caused by the late payment (the “Late Charge”). The Late Charge shall not be applied to but shall be in addition to Principal and Interest.

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5. Events of Default. Each of the following events shall constitute a material default under this Promissory Note (“Events of Default”).

(a) The Borrower fails to pay any amount or perform any obligation under this Promissory Note and does not cure that failure within 10 days after written notice from the Lender; or

(b) The Borrower shall apply for, consent to, or allow, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, or make a general assignment for the benefit of creditors; or

(c) The Borrower shall permit or suffer to exist the commencement of bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, except for any involuntary proceeding initiated or consented to by the Lender, or any dissolution, winding up or liquidation proceeding in respect of the Borrower; or

(d) Borrower breaches any representation, warranty or covenant of Borrower stated in this Promissory Note and Borrower has not cured such breach within 30 days, or any longer cure period provided herein, after written notice from Lender.

6. Remedies. Upon the occurrence of an Event of Default, Lender shall have the following rights and remedies.

(a) Interest shall automatically accrue at the rate of 6.0% per annum (the “Default Interest”) and the outstanding Principal, all accrued and unpaid Interest, all unpaid Late Charges and all other amounts payable pursuant hereto shall then accrue Default Interest from the date of occurrence of the Event of Default until the Event of Default is fully cured or, if payment of all amounts due hereunder has been accelerated, then until this Promissory Note is paid in full.

(b) Lender may accelerate the Maturity Date and demand immediate payment of all amounts due under the Promissory Note, all without additional notice, demand or cure period.

(c) Lender may, but shall not be required to, perform any obligation and or pay any amount that Lender determines is reasonably required to cure any or all defaults of Borrower, and all amounts paid and costs incurred by Lender in curing any and all defaults of Borrower shall be included in this Promissory Note and shall be payable by Borrower, together with Default Interest until paid.

(d) Lender may exercise all other rights and remedies of Lender at law or in equity and this Promissory Note is a full recourse obligation enforceable by Lender against Borrower.

7. Representations, Warranties and Covenants of Borrower. As of the date hereof and at all times until all amounts payable hereunder are paid in full, Borrower represents, warrants and covenants unto Lender as follows:

(a) Borrower is a trust duly organized and validly existing under the laws of the State of Arizona.

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(b) The execution, delivery and performance of this Promissory Note are within the Borrower’s powers and have been duly authorized by all necessary action of Borrower. .

(c) This Promissory Note has been duly executed and delivered by Borrower and is a legally valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditor’s rights generally and by general principals of equity.

8. Governing Law. This Promissory Note is governed by the laws of the State of Arizona.

9. No Waiver. If the Lender delays in exercising or fails to exercise any of its rights under this Promissory Note, such delay or failure shall not constitute a waiver of any of the Lender’s rights, or of any breach, default or failure of condition of or under this Promissory Note. No waiver by the Lender of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by the Lender. All of the Lender’s remedies in connection with this Promissory Note or under applicable law shall be cumulative, and the Lender’s exercise of any one or more of those remedies shall not constitute an election of remedies.

10. Binding Effect. This Promissory Note inures to the benefit of, and binds, the respective successors and assigns of the Borrower and the Lender.

11. Attorney’s Fees and Costs. Upon the occurrence of any Event of Default, if an attorney is retained by Lender to enforce this Promissory Note or to represent Lender in any legal action relating to this Promissory Note or Borrower, then Borrower shall pay to Lender all reasonable attorney’s fees and costs incurred by Lender, whether or not any judicial proceeding has been commenced.

12. Notice. Any notice to Borrower provided for in this Promissory Note shall be given by personal delivery, by mailing such notice by certified mail addressed to Borrower at the address stated below or by “overnight” delivery service. Notices shall be deemed delivered and received upon actual receipt in the case of personal delivery, within three (3) days after deposit into the Untied States mail or within twenty-four (24) hours after delivery to an “overnight” delivery service.

13. Time. Time is of the essence of each term of this Promissory Note.

14. Modification and Assignment. This Promissory Note may not be amended and no obligation hereunder shall be discharged or waived unless such amendment, discharge or waiver is evidenced by a written instrument signed by any of the entities constituting Lender.

Borrower:	Ernest C Garcia III Multi-Generational Trust III
1720 W. Rio Salado Parkway, Tempe, AZ 85281

By:
Steven P. Johnson
Co-Administrative Trustee

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